Exhibit 99.1

Choice Hotels International, Inc. to Change Revenue Recognition Practice for Certain Franchise Fees and Accordingly to Restate Certain Quarterly Financial Statements

Company Raises Full-Year 2014 Outlook

Rockville, MD – August 5, 2014 – Choice Hotels International, Inc. (NYSE: CHH) today announced that the Company will change its practice of accounting for royalty and certain marketing and reservation fees in order to comply with generally accepted accounting principles in the United States (“GAAP”) by reporting these fees in the same period that the underlying gross room revenues are earned by the Company’s franchisees rather than one month in arrears, as more fully described below. This change will result in immaterial upward adjustments to annual statements and will result in certain quarterly and interim periods being restated.

The Company believes that this change in the timing of its revenue recognition is more consistent with how other hotel companies report similar fees and will make it easier for analysts and investors to compare the Company’s results to those of other hotel companies.

The Company also announced that it is raising its guidance for full-year 2014 for diluted EPS, EBITDA and other metrics, as described in more detail further below.

Restatements of Quarterly Periods

The impact of this correction to the Company’s revenue recognition practice is expected to result in immaterial upwards revisions of total revenues, operating income and earnings per share for the Company’s annual financial statements for each of the years ended December 31, 2013, 2012 and 2011. Due to the seasonality of its business, the impact of this change on previously reported quarterly revenues, operating income and earnings per share as reported in the Company’s consolidated income statements varies for individual past quarters and is generally positive in the first two quarters of the year and negative in the final two quarters of the year. The impact on certain prior quarterly and interim periods is expected to be material, and as a result, the Company will restate its previously issued financial statements for the interim periods ended March 31, 2014 and September 30, 2013 and corresponding prior year periods through the filing of amended Quarterly Reports on Form 10-Q for the periods ended March 31, 2014 and September 30, 2013. In addition, the Company will restate its previously-issued interim financial statements for the periods ended June 30, 2013 in connection with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014.

None of the adjustments impact previously reported cash balances or reported net change in cash or cash equivalents for any period. The adjustments do not impact the Company’s day-to-day operations, liquidity or materially alter previously reported year-over-year earnings growth rate trends. Additionally, the adjustments do not impact management compensation for any previous period.

Background on Restatement

In connection with the Company’s preparation of its second quarter 2014 financial statements, the Company reviewed its accounting policies and practices, including its historical practice of reporting royalty and certain marketing and reservation fees one month in arrears. As a result of this review, on August 4, 2014, the Audit Committee of the Company’s Board of Directors, after consultation with management and its current and former independent registered public accounting firms, determined that the Company needed to change its accounting for these fees in order to comply with GAAP by reporting these fees in the same period that the underlying gross room revenues are earned by our franchisees rather than one month in arrears.

Under a practice that was initiated prior to the Company becoming a public company in 1997, the Company historically has recognized royalty and certain marketing and reservation fee revenues one month in arrears as compared to when the related gross room revenues (on which the fees are based) are earned by the Company’s franchisees. The Company believes that the initial implementation of this practice more than 17 years ago was due to the fact that the Company historically relied on a manual, paper based system used by our franchisees to report gross room revenues, which are required to calculate royalty and certain marketing and reservation fees. Over time, the Company developed electronic reporting capabilities to gather franchisee gross room revenue information and, therefore, reliable information became available on which to estimate these fees in the current month. The Company did not previously revise its revenue recognition practice with respect to these fees because it believed that its prior practice, while not consistent with GAAP, was not material to its financial statements.

This historical practice has been consistently applied since 1997 in the Company’s annual and quarterly financial reports and previously disclosed as it relates to the RevPAR statistics that correspond with the Company’s previously reported revenues in its prior periodic reports as well as its prior quarterly earnings releases and conference calls. As a result, the Company believes this historical practice was well understood by the investment community.

The estimated adjustments related to the above as well as the correction of other immaterial items to certain annual and quarterly periods, based on currently available information, can be found in Exhibit 1.

Further information about the restatement can be found in the Company’s Form 8-K filed today with the SEC.

Outlook

Based upon the Company’s preliminary year-to-date results through June 30, 2014 and management’s assessment of expected business conditions for the back-half of 2014 and including the anticipated impact of the change in accounting for revenues related to royalty and certain marketing and reservation fees described above, the Company expects for full-year 2014:

•	Diluted EPS to range between $1.92 and $1.96.
•	Consolidated EBITDA to range between $211 million and $214 million.
•	Approximately $2.5 million of the $3 million increase of the mid-point of our consolidated EBITDA outlook compared to the outlook we furnished on April 28, 2014 in conjunction with our first quarter 2014 earnings announcement is due to year-to-date performance through June 30, 2014 and anticipated improved operating fundamentals and performance for the second-half of 2014. The remainder of the increase is due to the change in accounting for royalty and certain marketing and reservation fees described above.
•	Domestic unit growth to range between 1% and 2%.

•	Domestic RevPAR growth to range between 6.25% and 7.25%.
•	Domestic effective royalty rate to decrease by 4 basis points.
•	Consistent with our outlook released on April 28, 2014, consolidated EBITDA excludes the three company-owned Mainstay Suites hotels which generated EBITDA of approximately $1.1 million in 2013. Diluted EPS projections for full-year 2014 include a gain on the sale of these three hotels totaling $0.03 per share.
•	The effective tax rate for continuing operations is expected to be 30.7%.
•	All figures assume no repurchases of common stock under the company’s share repurchase program.

The Company will report its second quarter 2014 results on Friday, August 8, 2014 before the market opens. The Company will hold a conference call to discuss its second quarter 2014 results on Friday, August 8, 2014 at 10:00 a.m. Mr. Stephen P. Joyce, Choice Hotels’ president and chief executive officer, and Mr. David White, chief financial officer, will discuss the company’s performance.

About Choice Hotels

Choice Hotels International, Inc. franchises more than 6,300 hotels, representing more than 500,000 rooms, in the United States and more than 35 other countries and territories. The Company’s Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge and Rodeway Inn brands, as well as its Ascend Hotel Collection membership program, serve guests worldwide.

Additional corporate information can be found on the Choice Hotels International, Inc. web site, which may be accessed at www.choicehotels.com.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, our use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” “assume” or similar words of futurity identify such forward-looking statements. These forward-looking statements are based on management’s current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to management. Such statements may relate to projections of the company’s revenue, earnings and other financial and operational measures, company debt levels, ability to repay outstanding indebtedness, payment of dividends, and future operations, among other matters. Forward-looking statements also include statements regarding expected timing of filings, materiality or significance, the quantitative effects of the restated financial statements, and any anticipated conclusions of the Company, the Audit Committee or management. We caution you not to place undue reliance on any such forward-looking statements. Forward-looking statements do not guarantee future performance and involve known and unknown risks, uncertainties and other factors.

Several factors could cause actual results, as well as our expectations regarding materiality or significance, the restatement’s quantitative effects, to differ materially from those expressed in or contemplated by the forward-looking statements. Such risks include, but are not limited to, changes to general, domestic and foreign economic conditions; operating risks common in the lodging and franchising industries; changes to the desirability of our brands as viewed by hotel operators and customers; changes to the terms or termination of our contracts with franchisees; our ability to keep pace with improvements in technology utilized for reservations systems and other operating systems; fluctuations in the supply and demand for hotels rooms; and our ability to manage effectively our indebtedness. Specifically, with respect to the restatements, these factors also include the risk that additional information may arise prior to the expected filings with the SEC with the restated financial statements, the preparation of our restated financial statements or other subsequent events that would require us to make additional adjustments, as well as inherent limitations in internal controls over financial reporting. These and other risk factors are discussed in detail in the company’s filings with the Securities and Exchange Commission including our annual reports on Form 10-K and our quarterly reports filed on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Statement Concerning Non-GAAP Financial Measurements Presented in this Press Release

EBITDA is a non-GAAP financial measurement. This measure should not be considered as an alternative to any measure of performance or liquidity as promulgated under or authorized by GAAP, such as operating income. The company’s calculation of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited.

Earnings Before Interest, Taxes, Depreciation and Amortization: EBITDA reflects income from continuing operations excluding the impact of interest expense, interest income, provision for income taxes, depreciation and amortization, other (gains) and losses and equity in net income of unconsolidated affiliates. We consider EBITDA to be an indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Choice Hotels, Choice Hotels International, Comfort Inn, Comfort Suites, Quality, Sleep Inn, Clarion, Cambria Suites, MainStay Suites, Suburban Extended Stay Hotel, Econo Lodge, Rodeway Inn, Ascend Hotel Collection and SkyTouch Technology are proprietary trademarks and service marks of Choice Hotels International.

© 2014 Choice Hotels International, Inc. All rights reserved.

EXHIBIT 1

The estimated adjustments related to the above as well as the correction of other immaterial items to the annual and quarterly periods, based on currently available information, are set forth below.

Annual Periods

($ in millions, except per share amounts)

	As Reported			Preliminary Revised Amount			Change
	2013	2012	2011	2013	2012	2011	2013	2012	2011
Total Revenues	$724.3	$691.5	$638.8	$729.4	$697.3	$645.0	0.7%	0.8%	1.0%
Operating Income	$194.5	$193.1	$171.9	$196.8	$194.0	$172.9	1.2%	0.5%	0.6%
Net Income	$112.6	$120.7	$110.4	$113.7	$121.6	$111.1	1.0%	0.7%	0.6%
Diluted Earnings Per Share	$1.91	$2.07	$1.85	$1.93	$2.09	$1.87	$0.02	$0.02	$0.02
Quarterly Periods ($ in millions, except per share amounts)

	As Reported			Preliminary Restated Amount			Change
	Q4 2013	Q3 2013	Q2 2013	Q4 2013	Q3 2013	Q2 2013	Q4 2013	Q3 2013	Q2 2013
Total Revenues	$180.7	$223.2	$183.6	$170.0	$218.0	$192.3	-5.9%	-2.3%	4.7%
Operating Income	$47.2	$66.5	$50.3	$41.2	$63.5	$55.0	-12.7%	-4.5%	9.3%
Net Income	$27.3	$41.5	$28.2	$23.4	$38.7	$31.8	-14.3%	-6.7%	12.8%
Diluted Earnings Per Share	$0.46	$0.70	$0.48	$0.40	$0.66	$0.54	$(0.06)	$(0.04)	$0.06
Year-Over-Year Quarterly Earnings Per Share Growth Rate	10%	-8%	-13%	14%	-10%	-8%

	Q1 2014
	As Reported	Preliminary Restated Amount	Change
Total Revenues	$147.3	$159.7	8.4%
Operating Income	$34.7	$41.2	18.7%
Income From Continuing Operations	$17.3	$21.5	24.3%
Diluted Earnings Per Share From Continuing Operations	$0.29	$0.37	$0.08
Year-Over-Year Quarterly Earnings Per Share Growth Rate	12%	9%

The above estimates are based on currently available information and are preliminary and subject to change during the course of the Company’s process to restate prior quarterly and revise prior annual financial statements. Until the process is complete, additional information may become available which could cause the Company’s current estimates to change.

Contact:

David White, Senior Vice President, Chief Financial Officer & Treasurer, (301) 592-5117, or Scott Carman, Director, Public Relations, (301) 592-6361